INDEPENDENT AUDITORS' CONSENT





To The Board of Trustees of
Oppenheimer Capital Appreciation Fund:

      We consent to the use in this Registration Statement of Oppenheimer Capital Appreciation Fund (formerly Oppenheimer Target Fund) of our report dated September 22, 1997, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.




/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP

Denver, Colorado
October 28, 1997